Date: February 9, 2017

News Release – Investor Update

Parks! America, Inc. Reports Strong Results for Q1 Fiscal 2017

- Q1 F17 comparable 13-week attendance revenues increase $220,504 or 30.3%

- Q1 F17 Net Income improves by $142,391

PINE MOUNTAIN, Georgia, February 9, 2017– Parks! America, Inc. (OTCPink: PRKA), today announced the results for its first fiscal quarter ended January 1, 2017.

The Company’s 2017 fiscal year will end on October 1, 2017 and will be comprised of 52 weeks. The Company’s 2016 fiscal year ended on October 2, 2016 and was comprised of 53 weeks. The additional week in our 2016 fiscal year occurred within the three months ended January 3, 2016. As such, we will discuss Park attendance based net sales on both a reported, as well as a comparable 13-week, basis for the three months ended January 1, 2017 as compared to the prior year.

First Quarter 2017 Highlights

Reported total net sales for the fiscal quarter ended January 1, 2017 increased by $226,818 or 29.4%, to $999,430. Reported Park attendance net sales increased by $188,756 or 24.9%, and animal sales increased by $38,062. On a comparable 13-week basis, Park attendance net sales increased $220,504 or 30.3%, driven by higher attendance and higher average revenue per guest.

The Company reported net income of $5,227 for the fiscal quarter ended January 1, 2017 compared to a net loss of $137,164 for the fiscal quarter ended January 3, 2016, for a net improvement of $142,391.

 “We are very pleased with the strong start to our 2017 fiscal year,” commented Dale Van Voorhis, Chairman & CEO. “Each of our Parks delivered strong revenues, and we saw a significant increase in animal sales. The result was positive first quarter net income for the first time in our history under our current operating model.”

Balance Sheet and Liquidity

The Company had working capital of $1.34 million as of January 1, 2017 compared to working capital of $245,897 as of January 3, 2016. The year-over-year improvement in working capital is primarily reflective of our strong operating results for the trailing 12 months.

The Company’s debt to equity ratio was 0.58 to 1.0 as of January 1, 2017, compared to 0.95 to 1.0 as of January 3, 2016.

 “Our strong cash and working capital positions as of January 1, 2017 set us up well for the remainder of our 2017 fiscal year,” noted Mr. Van Voorhis. “While we still have one quarter to go before our 2017 fiscal year high season begins, based on our current cash position, we do not anticipate the need to utilize our seasonal borrowing facility this fiscal year, which is another first for our business. Overall, we are extremely pleased with our current financial position, allowing us to continue to focus on improving the wild animal safari experience we offer our guests.”

About Parks! America, Inc.

Parks! America, Inc. (OTCPink: PRKA), through its wholly owned subsidiaries, owns and operates two regional theme parks - the Wild Animal Safari theme park in Pine Mountain, Georgia, and the Wild Animal Safari theme park located in Strafford, Missouri.

Additional information, including our Form 10-K for the fiscal year ended October 2, 2016, is available on the Company’s website, http://www.animalsafari.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information contained herein, this news release contains certain “forward-looking statements” within the meaning of U.S. securities laws. You are cautioned to not place undue reliance on these forward-looking statements; actual results or outcomes could differ materially due to factors including, but not limited to: general market conditions, adverse weather, and industry competition. The Company believes that expectations reflected in forward-looking statements are reasonable, however it can give no assurances that such expectations will be realized and actual results could differ materially. The Company assumes no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements, except as required by applicable law. A further description of these risks, uncertainties and other matters can be found in the Company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the fiscal year ended October 2, 2016.

Contact: Todd R. White

Chief Financial Officer

(706) 663-8744

todd.white@animalsafari.com

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months January 1, 2017 and January 3, 2016

	For the three months ended
	January 1, 2017	January 3, 2016
Net sales	$947,264	$758,508
Sale of animals	52,166	14,104
Total net sales	999,430	772,612

Cost of sales	106,344	99,621
Selling, general and administrative	746,766	672,248
Depreciation and amortization	89,400	85,400
Income from operations	56,920	(84,657)

Other income (expense), net	1,831	2,096
Interest expense	(50,224)	(54,603)
Income before income taxes	8,527	(137,164)

Income tax provision	3,300	-
Net income	$5,227	$(137,164)

Income per share - basic and diluted	$0.00	$(0.00)

Weighted average shares
outstanding (in 000's) - basic and diluted	74,554	74,406

PARKS! AMERICA, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of January 1, 2017, October 2, 2016 and January 3, 2016

	January 1, 2017	October 2, 2016	January 3, 2016
ASSETS
Cash – unrestricted	$1,394,449	$1,482,777	$151,829
Cash – restricted	-	456,492	456,492
Inventory	124,173	107,573	148,723
Prepaid expenses	165,841	87,760	109,609
Total current assets	1,684,463	2,134,602	866,653

Property and equipment, net	6,484,550	6,432,897	6,413,504
Intangible assets, net	2,800	3,000	3,600
Deferred tax asset	777,124	777,124
Other assets	9,199	8,500	8,500
Total assets	$8,958,136	$9,356,123	$7,292,257

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Accounts payable	$21,221	$24,106	$67,132
Other current liabilities	215,546	231,392	149,483
Accrued judgment award	-	372,416	304,328
Current portion of long-term debt, net	106,319	104,652	99,813
Total current liabilities	343,086	732,566	620,756

Long-term debt, net	3,083,669	3,113,603	3,200,268
Total liabilities	3,426,755	3,846,169	3,821,024

Stockholders’ equity
Common stock	74,681	74,531	74,531
Capital in excess of par	4,825,656	4,809,606	4,809,606
Treasury stock	(3,250)	(3,250)	(3,250)
Retained earnings (accumulated deficit)	634,294	629,067	(1,409,654)
Total stockholders’ equity	5,531,381	5,509,954	3,471,233
Total liabilities and stockholders’ equity	$8,958,136	$9,356,123	$7,292,257